EXHIBIT 99.1

ROCKPORT HEALTHCARE GROUP REPORTS PROFIT FOR FISCAL YEAR 2003, FOURTH CONSECUTIVE PROFITABLE QUARTER AND RECORD REVENUE

HOUSTON, TX -- JULY 1, 2003 -- Rockport Healthcare Group, Inc., (OTC BB:RPHL), a management company dedicated to developing, operating and managing a network consisting of healthcare providers and medical suppliers that serve employees with work-related injuries and illnesses today announced results for the fourth quarter and fiscal year ended March 31, 2003.

Revenue for the fourth quarter ended March 31, 2003, grew 61% to $940,005 compared to $584,332 for the comparable 2002 quarter. Gross profit increased by 49% from $442,702 to $659,867 and Rockport reported net income for the quarter of $21,185 compared to a net loss of $117,441 for the 2002 quarter. This was Rockport's fourth consecutive quarter in which it reported a profit.

Revenue for the year ended March 31, 2003, increased by 109% to $3,746,919 compared to $1,791,715 for the comparable 2002 period. During the year ended March 31, 2003, Rockport achieved a gross profit of $2,704,436 compared to $1,331,222 for the comparable 2002 period which was an improvement of 103%. Rockport reported net income of $218,381, or $0.02 per share for the year ended March 31, 2003. This compares to a net loss of $1,389,173, or ($0.10) per share, for the comparable 2002 period. Cash flow provided by operating activities for the year ended March 31, 2003, was $10,067 compared to cash flow used by operating activities of $697,207 for the comparable 2002 period. This was an improvement of $707,274.

"During the past fiscal year we continued to build Rockport into a national competitive healthcare network for work-related injuries and illnesses," stated Harry M. Neer, President and CEO of Rockport. "The number of healthcare providers within our network has increased to in excess of 280,000 and the number of clients and their customers accessing our network has increased to 240 as of March 31, 2003. Over the same time periods, the number of in-network medical bills processed increased by 144% to 799,009 from 328,056, and probably the most important indicator of our growth is that we saved our clients in excess of $33 million in workers' compensation costs during the recently completed fiscal year."

Rockport recently announced the removal of the going concern qualification by its independent auditors from its fiscal 2003 audited financial statements.

ABOUT  ROCKPORT  HEALTHCARE  GROUP

Based in Houston, Texas, Rockport offers access to one of the most comprehensive healthcare networks at a local, state or national level for its clients/customers while ensuring significant, quantifiable savings that reduce its clients'/customers' overall


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workers'  compensation  medical costs. Rockport offers one product - access to a healthcare network for treatment of work-related injuries and illnesses. Rockport earns its fees by receiving a percentage of the medical cost savings realized by its clients/customers when an injured employee is referred by them and treated by a Rockport network healthcare provider. Through Rockport's relentless dedication to provide one product (ROCKPORT UNITED NETWORK SM) with the best client and provider service available, Rockport will lead to make a difference in workers' compensation.

                                   Summary of Operating Results
                                   ----------------------------

                                  Three Months Ended March 31,         Years Ended March 31,
                               =================================  =================================
                                     2003             2002              2003             2002
                               ----------------  ---------------  ----------------  ---------------
 Revenue                       $        940,005  $      584,332   $      3,746,919  $    1,791,715
 Cost of sales                          280,138         141,630          1,042,483         460,493
                               ----------------  ---------------  ----------------  ---------------
      Gross profit                      659,867         442,702          2,704,436       1,331,222
 Operating expenses                     607,271         534,035          2,370,122       2,646,288
                               ----------------  ---------------  ----------------  ---------------
 Operating income (loss)                 52,596         (91,333)           334,314      (1,315,066)
 Interest expense, net                   31,411          26,108            115,933          74,107
                               ----------------  ---------------  ----------------  ---------------
Net income (loss)              $         21,185  $     (117,441)  $        218,381  $   (1,389,173)
                               ================  ===============  ================  ===============
 Net income (loss) per
   share - basic and diluted   $           0.00  $        (0.01)  $           0.02  $        (0.10)
                               ================  ===============  ================  ===============

Rockport has designed a web site to be useful and informative for its clients/customers, for contracted healthcare providers and for those healthcare providers desiring to participate in Rockport's provider network, and current and potential investors.

For  more  information  visit  Rockport's web site at WWW.ROCKPORTHEALTHCARE.COM
                                                      --------------------------
where you can view its Annual Report on Form 10-KSB filed with the SEC on June 30, 2003 or contact:

Carl  A.  Chase,  Investor  Relations
Rockport  Healthcare  Group,  Inc.
(713)  621-9424
E-mail:  INVESTOR@ROCKPORTHEALTHCARE.COM
         -------------------------------

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